Exhibit 23.4

Migo Corporation Limited

404 Yu To Sang Building, 37 Queen's Road Central, Hong Kong
Professional Services | Project Advisory & Consultancy Services
info@migo-corp.com | Tel: 2778 2859 | Fax: 2638 2177

Date: February 26, 2025

Skyline Builders Group Holding Limited

Office A,15/F, Tower A, Capital Tower,

No. 38 Wai Yip Street,

Kowloon Bay, Kowloon,

Hong Kong

Re: Skyline Builders Group Holding Limited

Ladies and Gentlemen,

We understand that Skyline Builders Group Holding Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with resale by the selling shareholders named in the Registration Statement (the “Proposed Resale”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in other activities in connection with the Proposed Resale, and in other publicity materials in connection with the Proposed Resale.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Migo Corporation Limited

/s/ Juliana Lai

Juliana Lai

Director of Project